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                        [ARTHUR ANDERSEN LLP LOGO]


                                                                   Exhibit 99.1

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
     Vail Resorts, Inc.:

We have audited the accompanying consolidated balance sheets of VAIL RESORTS, INC., formerly known as Gillett Holdings, Inc. (a Delaware corporation), and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997 (not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vail Resorts, Inc. and subsidiaries as of September 30, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.


                                                        /s/ Arthur Andersen LLP

Denver, Colorado,
 November 5, 1997.